SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported): July 13, 2000
                                                          (July 11, 2000)

                            FRANKLIN RESOURCES, INC.
             (Exact name of registrant as specified in its charter)



       ....  DELAWARE....................1-9318...............13-2670991...
      (State or other jurisdiction    (Commission           (IRS Employer
       of incorporation)              File Number)        Identification No.)



        777 MARINERS ISLAND BLVD., SAN MATEO, CALIFORNIA........ 94404...
       (Address of principal executive offices)                 (Zip Code)


          Registrant's telephone number, including area code.(650) 312-3000


                   ----------------------------------------------
          (Former name or former address, if changed since last report)

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Item 5.      Other Events

Registrant is filing a Form 8-K in order to report the sale by Franklin Resources, Inc. (the "Company") of its interest in the land and improvements commonly known as 777 Mariners Island Boulevard, San Mateo, California (the "Property"), which serves as the Company's corporate headquarters. On April 25, 2000, the Company, the owner as to an undivided 60% interest in the Property, together with the owners of the remaining interest in the Property entered into a purchase agreement with Keynote Systems, Inc., a Delaware corporation ("Keynote"). The Property consisted of (a) an office building and all fixtures, parking areas, landscaping and other improvements, (b) certain machinery, equipment and other tangible personal property; (c) certain intangible personal property related to the Property; (d) service contracts related to the Property;
(e) easements, rights of way, privileges, licenses, appurtenances and other rights and benefits related to the Property; and (f) architectural, mechanical, engineering and other plans related to the Property.

The purchase price for the Property was Eighty Million Dollars ($80,000,000.00) of which approximately Twenty-Two Million Dollars ($22,000,000) was applied toward the payment of an outstanding loan secured by the Property. The Company received proceeds from the sale of approximately Thirty-Four Million Dollars ($34,000,000), net of closing costs and will record a gain on sale of approximately Thirty-Two Million, Eight Hundred Thousand Dollars ($32,800,000), net of the write-off of certain leasehold improvements on the property. This gain will be recognized over a 12-month period ending July 31, 2001, the anticipated period over which the Company has agreed to leaseback the Property pending completion of construction of its new corporate headquarters in San Mateo, California.

The consummation of the purchase and sale of the Property and the closing of the transaction occurred on July 11, 2000. There were no material relationships between Keynote and the Company and or its affiliates or any director or officer of the Company.





                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                     FRANKLIN RESOURCES, INC.
                     (Registrant)


Date: July 13, 2000  /s/ Leslie M. Kratter
                     --------------------------
                     LESLIE M. KRATTER
                       Senior Vice President and Secretary


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